Exhibit 10.2

 PROMISSORY NOTE

$300,001.00	May 2, 2018

                             FOR VALUE RECEIVED, ZERO GRAVITY SOLUTIONS, INC., a Nevada corporation, its successors and assigns (“Maker”), here-by promises to pay to the order of Michael T. Smith, or his successors or assigns located at 15903 Roseto Way, Naples, Florida 34110 (“Payee”), the principal amount of THREE HUNDRED THOUSAND DOLLARS ($300,001.00), together with interest on the principal balance outstanding hereunder, from (and including) the date hereof until (but not including) the date of payment, at the interest rate specified below, in accordance with the following terms and conditions:

1.

Stated Interest Rate. Except as provided in Section 2 below, the unpaid principal balance from day to day outstanding hereunder shall bear interest at a rate per annum equal to ten percent (10%) per annum (the “Stated Interest Rate”) calculated on the basis of the actual days elapsed but computed as if each year consisted of 360 days.

2.	Payments. All unpaid principal and any accrued but unpaid interest thereon and all other amounts payable hereunder shall be due and payable on May 1, 2020.

3.

Interest Payments. Interest shall accrue at the Stated Interest Rate beginning on the date hereof on the unpaid principal amount of this Note and shall be payable to Payee quarterly in cash. Each such payment shall be made within 15 calendar days from the end of the applicable calendar quarter.

4.

Prepayment. Maker may prepay all or any portion of the interest and the unpaid principal balance of this Note at any time, or from time to time; however, Payee shall receive minimum interest equivalent to one year at the Stated Interest Rate calculated using the principal balance as of the origination date.

5.

Application and Place of payments. Payments received by Payee with respect to the indebtedness evidenced hereby shall be applied in such order and manner as Payee in its sole and absolute discretion may elect. Unless Payee otherwise elects, payments received by Payee shall be applied first to accrued and unpaid interest, next to the principal balance then outstanding hereunder, and the remainder to Additional Sums (as hereinafter defined) or other costs or added charges provided for in this Note. Payments hereunder shall be made at the address for Payee first set forth above or at such other address as Pay e may specify to Maker in writing.

6.

Events of Default; Acceleration. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder, and upon such Event of Default, the entire principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, at the election of Payee, shall become immediately due and payable, without any notice to Maker, provided that in the case of any of the Events of Default in paragraphs (b), (c) or (d) below, the remainder of the debt evidenced hereby shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Maker:

a.

Nonpayment of principal, interest, or other amounts when the same shall become due and payable hereunder, and Maker does not cure such failure to pay within three days after the date such payment is due; or

b.	The failure of Maker to comply with any provision of this Note; or
c.	The dissolution, winding-up liquidation or termination of the existence of Maker or the sale or disposition of substantially all of the assets of Maker’s business; or
d.	The making by Maker of an assignment for the benefit of its creditors; or
e.

The appointment of a receiver for Maker or the involuntary filing against Maker, which is not stayed or dismissed within 30 days of filing, or the voluntary filing by Maker of a petition of bankruptcy.

7.	Contracted For Interest.

a.

Maker agrees to pay an effective contracted for rate of interest equal to the rate of interest resulting from all interest payable as provided in this Note, plus the additional rate of interest resulting from the Additional Sums. The Additional Sums shall consist of all fees, charges, goods, things in action, or any other sums or things of value (other than interest payables as provided in this Note) paid or payable by Maker, pursuant to this Note, that may be deemed to be interest for the purpose of any law of the state of Florida that may limit the maximum amount of interest to be charged with respect to this lending transaction. The Additional Sums shall be deemed to be interested for the purposes of any such law only.

b.

Maker understands and believes that this transaction complies with the usury laws of the state of Florida; however, if any interest or other charges in connection with this transaction are ever determined to exceed the maximum amount permitted by law, then Maker agrees that (i) the amount of interest or charges payable pursuant to this transaction shall be reduced to the maximum amount permitted by law; and (ii) any excess amount previously collected from Maker in connection with this transaction, which exceeded the maximum amount permitted by law, will be credited against the principal balance then outstanding hereunder. If the outstanding principal balance hereunder has been paid in full, the excess amount paid will be refunded to Maker.

8.

Costs of Collection. Maker agrees to pay all costs of collection, including, without limitation, attorney’s fees, whether or not suit is filed, and all costs of suit and preparation for suit (whether at trial or appellate level), in the event any payment of principal, interest, or other amount is not paid when bankruptcy law (or any similar state or federal law) in connection with the obligations evidenced hereby. In the event of any court proceeding, court costs and attorneys’ fees shall be set by the court and not by the jury and shall be included in any judgment obtained by Payee.

9.

No Waiver by Payee. Maker hereby waives presentment, protest, notice of dishonor, and notice of acceleration of maturity. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past-due installment, or other indulgence granted from time to time shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law. No extension of the time for payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Payee agrees otherwise in writing. Maker agrees to continue to remain bound for the payment of principal, interest, and all other sums due under this Note notwithstanding any changes by way of release, surrender, exchange, modification, substitution of, failure to perfect or maintain perfection of any security for this Note. No delay or failure of Payee in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude further exercise thereof.

10.	Governing Law. This Note shall be construed in accordance with and governed by the laws of the state of Florida without regard to the choice of the law rules of the state of Florida.

11.	Times of Essence. Time is of the essence of this Note and each and every provision hereof.

12.

Conflicts; Inconsistency. In the event of any conflict or inconsistency between the provisions of this Note and the provisions of any one or more of the other documents executed in connection with this transaction, the provisions of this Note shall govern and control to the extent necessary to resolve such conflict or inconsistency.

13.

Amendments. No amendment, modification, change, waiver, release, or discharge hereof and hereunder shall be effective unless evidenced by an instrument in writing and signed by the party against whom enforcement is sought.

14.

Severability. The invalidity of any provision of this Note or portion of a provision shall not affect the validity of any other provision of this Note or the remaining portion of a portion of the applicable provision.

15.

Binding Nature. The provisions of this Note shall be binding upon and inure to the benefit of Maker and Payee and their respective heirs, personal representatives, successors, and assigns, as applicable.

16.

Notices. All notices, requests, demands, and other communications required or permitted under this Note shall be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt, upon receipt requested, addressed as set forth below:

If to Maker:

Zero Gravity Solutions, Inc.

190 NW Spanish River Blvd, Suite 101

Boca Raton, FL 33441

Attention: Harvey Kaye

If to Payee:

Michael T. Smith

19503 Roseto Way

Naples, Florida 34110

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this section for the giving of notice.

17.

Conversion. While this Note remains outstanding and at any time no later than fifteen (15) days of receiving payment of any principal due hereunder, whether such payment of principal is made when due, as a prepayment, or otherwise, the Payee shall have the right to convert all or any portion of any such payment and/ or the outstanding principal balance of this Note into common stock of the Maker at a price of $3 per share, or such lower price at which the Maker has issued stock subsequent to the date hereof. Conversion shall not be construed as Prepayment under section 4 of this Note.

18.

Construction. Maker and Payee participated in the drafting of this Note, and this document was reviewed by the respective legal counsel for Maker and Payee. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Note. The language of this Note shall be construed as a whole according to its fair meaning. The word “include(s)” No inference in favor of, or against, Maker or Payee shall be drawn from the fact that one party has drafted any portion hereof.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first set forth above.

ZERO GRAVITY SOLUTIONS, INC.

	By:	/s/ Harvey Kaye
Harvey Kaye
	Its:	Chairman
Date: May 2, 2018

ACCEPTED:
	By:	/s/ Michael T. Smith
Michael T. Smith
Date: May 2, 2018